Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Investor Relations:	Media Relations:
Tony Schor/Paul Arndt	Will Anderson
Investor Awareness, Inc.	Obidicut LLC
(847) 945-2222	(503) 452-7621
www.investorawareness.com	www.obidicut.net

OXIS REPORTS REVENUE GROWTH FOR FIRST SIX MONTHS OF 2003

Company Cites Developments in Animal Health Profiling and Ergothioneine

PORTLAND, Ore.—July 17, 2003 — OXIS International, Inc. (OTCBB:OXIS) (Noveau Marche:OXIS) today announced financial results for the first six-months and second quarter of 2003.

For the six-month period ended June 30, 2003, the Company reported revenues of $1,210,000, a 5% increase in revenues over $1,149,000 reported in the first six months of 2002. For the quarter ended June 30, 2003, the Company reported revenues of $661,000, an 8% decline in quarterly revenues from $721,000 reported in the second quarter of 2002. The Company also reported a gross profit for the second quarter of 2003 of $203,000 (31% of revenues) as compared to a gross profit of $264,000 (37% of revenues) for the same period in 2002. The net loss for the second quarter of 2003 was $278,000, or $0.03 per basic and diluted common share, compared to a net loss of $167,000, or $0.02 per basic and diluted common share in the second quarter of 2002.

The second quarter of 2003 provided increased revenues from the sale of research assays, offset by a reduction of bulk SOD sales due to timing compared to the same period in the previous year. The increase in net loss for the second quarter of 2003 compared to 2002 is due mainly to the additional expense in launching and marketing the Animal Health Profiling Program.

“During the second quarter, our Animal Health Profiling Program continued to make excellent progress in providing an innovative oxidative stress screening test for analytical profiling of the health of animals, such as cattle,” stated Ray R. Rogers, Chairman and CEO of OXIS International. “We now have completed both feedlot and sale-yard analyses of cattle pre- and post-shipping. As a result, our test can potentially improve cattle-health issues and can possibly save the industry significant money both in high- and low-risk animals. Previously, the only way to determine if cattle are sick coming off trucks at feedlots or at sale barns is through inspecting cattle for such signs of sickness as a runny nose or watery eyes. The problem with this method is that cattle do not always show signs of sickness. As a result, sick cattle are often misdiagnosed as healthy, and healthy cattle are misdiagnosed as sick. Such misdiagnosis is estimated to cost the cattle industry a billion dollars a year.

“In addition, we have seen excellent progress in the validation, verification and advancement of our nutraceutical product ERGOLD with the completion of an additional 90-day toxicity safety study of Ergothioneine in rats,” stated Rogers.

The study, conducted by the Product Safety Labs of Dayton, New Jersey under strict FDA guidelines, established a “No Observed Adverse Effects Level” of 15 mg/kg per day. This value is 25-100 times the anticipated recommended effective dosage expected for human use as a dietary supplement, which will be tested in upcoming specialized human clinical trials. The study further showed that the increased levels of Ergothioneine administered resulted in significantly greater levels of Ergothioneine in red blood cells, kidney, liver, spleen, and brain over that of subjects in the control group. The Company has completed the production of tablets for the upcoming human clinical trials.

OXIS International, headquartered in Portland, Oregon, focuses on developing technologies and products to research, diagnose, treat and prevent diseases associated with damage from free radical and reactive oxygen species — diseases of oxidative stress. OXIS, which develops, manufactures, and markets products and technologies related to oxidative stress, currently offers more than 80 research products and two specialty compounds, Ergothioneine and Orgotein. The company also holds the rights to three therapeutic classes of compounds in the area of oxidative stress.

Statements in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, any statements regarding beliefs, plans, estimates, projections, expectations, goals or intentions regarding the future. Forward-looking statements in this release include statements regarding (1) that our test can potentially improve cattle-health issues and can possibly save the industry significant money both in high- and low-risk animals, (2) that misdiagnosis costs the cattle industry a billion dollars a year, (3) the anticipated recommended effective dosage of ERGOLD expected for human use as a dietary supplement. Factors that could cause actual results to differ materially from the forward-looking statements include risks and uncertainties such as unforeseen difficulties related to the Company’s biomarker and other diagnostic products; decreases in the rate of spending by the company’s customers; the cattle industry being unwilling to use the company’s tests; the development by the company’s competitors of new competing products; and other risks indicated in the company’s filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the documents filed by the company with the Securities and Exchange Commission, specifically the annual report on Form 10-KSB for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003.

OXIS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except earnings per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues	$661	$721	$1,210	$1,149
Cost of revenue	458	457	678	675

Gross profit (loss)	203	264	532	474
Operating expenses:
Research and development	67	127	176	196
Selling, general and administrative	411	294	785	692

Total operating expenses	478	421	961	888

Operating loss	(275)	(157)	(429)	(414)
Other income and expenses:
Other income	—	—	8	62
Interest income	1	2	1	4
Interest expense	(4)	(6)	(7)	(11)

Total other income and expenses	(3)	(4)	2	55

Loss before income taxes	(278)	(161)	(427)	(359)
Income taxes	—	—	—	—
Other comprehensive loss
Foreign currency translation adjustment	—	(6)	—	(6)

Net loss	$(278)	$(167)	$(427)	$(365)

Net loss per common share	$(.03)	$(.02)	$(.04)	$(.04)

CONSOLIDATED BALANCE SHEET INFORMATION

(In thousands of dollars)

	6/30/03	12/31/02
Current assets	$931	$1,051
Total assets	1,887	1,985
Current liabilities	985	767
Total equity	903	1,218

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